Oclaro Announces Fourth Quarter and Fiscal Year 2017 Financial Results

Annual Revenue Grows 47 Percent with Operating Income of 20 Percent for the Year
SAN JOSE, Calif., – August 2, 2017 – Oclaro, Inc. (Nasdaq: OCLR), a leading provider and innovator of optical communications solutions, today announced the financial results for its fourth quarter and fiscal year 2017, which ended July 1, 2017.

“It gives me great pleasure to report that we achieved record financial performance in our fiscal year 2017. I am incredibly proud of what the Oclaro team accomplished during the past year. We posted year-over-year revenue growth of 47 percent, while also delivering significantly higher profits. Our excellent results were driven by the strength of our 100G and beyond product portfolio whose revenue doubled over fiscal year 2016. The most significant growth came from our industry leading CFP2-ACO and QSFP28 product family,” said Greg Dougherty, Chief Executive Officer, Oclaro.
“Our fourth quarter revenue, which reflected the anticipated impact of softness in China, was in line with our expectations. While revenue declined, we once again delivered very strong gross margin and operating profits. As we enter fiscal year 2018, we expect to see continued high demand for our 100G and beyond products in the Data Center and Metro Markets. We also expect to be able to maintain our strong margin performance in fiscal 2018,” said Mr. Dougherty.

Results for the Fourth Quarter of Fiscal 2017

•
Revenues were $149.4 million for the fourth quarter of fiscal 2017. This compares with revenues of $162.2 million in the third quarter of fiscal 2017, and revenues of $125.2 million in the fourth quarter of fiscal 2016.

•
GAAP gross margin was 41.1% for the fourth quarter of fiscal 2017. This compares with GAAP gross margin of 41.2% in the third quarter of fiscal 2017, and GAAP gross margin of 32.1% in the fourth quarter of fiscal 2016.

•
Non-GAAP gross margin was 41.4% for the fourth quarter of fiscal 2017. This compares with non-GAAP gross margin of 41.6% in the third quarter of fiscal 2017, and non-GAAP gross margin of 32.4% in the fourth quarter of fiscal 2016.

•
GAAP operating income was $29.9 million for the fourth quarter of fiscal 2017. This compares with GAAP operating income of $37.7 million in the third quarter of fiscal 2017, and GAAP operating income of $12.8 million in the fourth quarter of fiscal 2016.

•
Non-GAAP operating income was $33.3 million for the fourth quarter of fiscal 2017. This compares with non-GAAP operating income of $40.5 million in the third quarter of fiscal 2017, and non-GAAP operating income of $14.9 million in the fourth quarter of fiscal 2016.

•
GAAP net income for the fourth quarter of fiscal 2017 was $56.0 million. This compares with GAAP net income of $38.2 million in the third quarter of fiscal 2017, and GAAP net income of $11.8 million in the fourth quarter of fiscal 2016.

•
Non-GAAP net income for the fourth quarter of fiscal 2017 was $33.9 million. This compares with non-GAAP net income of $39.9 million in the third quarter of fiscal 2017, and non-GAAP net income of $14.4 million in the fourth quarter of fiscal 2016.

•
GAAP earnings per diluted share for the fourth quarter of fiscal 2017 were $0.33. This compares with GAAP earnings per diluted share of $0.22 in the third quarter of fiscal 2017, and GAAP earnings per diluted share of $0.09 in the fourth quarter of fiscal 2016.

•
Non-GAAP earnings per diluted share for the fourth quarter of fiscal 2017 were $0.20. This compares with non-GAAP earnings per diluted share of $0.23 in the third quarter of fiscal 2017, and non-GAAP earnings per diluted share of $0.11 in the fourth quarter of fiscal 2016.

•	Cash, cash equivalents, restricted cash, and short-term investments were $257.5 million at July 1, 2017.

Results for Fiscal Year 2017

•	Revenues were $601.0 million for fiscal 2017, compared with $407.9 million in fiscal 2016.

•	GAAP gross margin was 39.1% for fiscal 2017, compared with 28.5% in fiscal 2016.

•	Non-GAAP gross margin was 39.5% for fiscal 2017, compared with 29.0% in fiscal 2016.

•	GAAP operating income was $119.0 million for fiscal 2017, compared with $15.8 million in fiscal 2016.

•	Non-GAAP operating income was $130.9 million for fiscal 2017, compared with $25.1 million in fiscal 2016.

•	GAAP net income for fiscal 2017 was $127.9 million, compared with $8.6 million in fiscal 2016.

•	Non-GAAP net income for fiscal 2017 was $130.1 million, compared with $19.2 million in fiscal 2016.

•	GAAP earnings per diluted share for fiscal 2017 were $0.77, compared with $0.08 in fiscal 2016.

•	Non-GAAP earnings per diluted share for fiscal 2017 were $0.79, compared with $0.17 in fiscal 2016.

First Quarter Fiscal Year 2018 Outlook
The guidance for the quarter ending September 30, 2017 is:

•	Revenues in the range of $151 million to $159 million.

•	Non-GAAP gross margin in the range of 38% to 41%.

•	Non-GAAP operating income in the range of $30 million to $34 million.

The foregoing guidance is based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor Statement in this earnings release for a description of certain important risk factors that could cause actual results to differ, and refer to Oclaro’s most recent annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of these risks. Furthermore, we have not provided reconciliations from non-GAAP to GAAP for our outlook. Certain elements of such reconciliations, such as restructuring and related costs, acquisition or disposal related costs, expenses or income from certain legal actions, settlements and related costs outside our normal course of business, impairments of other long-lived assets and other costs and contingencies unrelated to our current and future operations, are highly variable and we are not able to forecast these items within a meaningful range. We are better able to forecast stock-based compensation and amortization of other intangible assets, the two largest elements of such reconciliation, and we expect those elements to be approximately $3.0 million and $0.2 million, respectively, for the first quarter. We do not intend to update this guidance as a result of developments occurring after the date of this release.

Conference Call
Oclaro will hold a conference call to discuss financial results for the fourth quarter of fiscal year 2017 today at 2:00 p.m. PT/5:00 p.m. ET. To listen to the live conference call, please dial (719) 325-4748. A replay of the conference call will be available through August 16, 2017. To access the replay, dial (412) 317-6671. The passcode for the replay is 3640125. A webcast of this call and a supplemental presentation will be available in the investor section of Oclaro’s website at www.oclaro.com.

Appointment of New Board Member
Separately, Oclaro also announced the appointment of Ian Small to serve on its Board of Directors, effective September 1, 2017. Mr. Small, most recently the Chief Data Officer of Telefónica S.A., is a seasoned global executive with competencies in communications services, digital services, technology innovation and strategy. On July 27, 2017, Oclaro increased the size of the Board from seven to eight and Mr. Small will serve as a Class II director.

About Oclaro
Oclaro, Inc. (NASDAQ: OCLR), is a leader in optical components and modules for the long-haul, metro and data center markets. Leveraging more than three decades of laser technology innovation and photonics integration, Oclaro provides differentiated solutions for optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, application virtualization and other bandwidth-intensive and high-speed applications. For more information, visit www.oclaro.com or follow on Twitter at @OclaroInc.

Copyright 2017. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the US and other countries. All other trademarks are the property of their respective owners. Information in this release is subject to change without notice.

Safe Harbor Statement
This press release, in association with Oclaro’s fourth quarter of fiscal year 2017 financial results conference call, contains statements about management’s future expectations, plans or prospects of Oclaro and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) financial guidance for the fiscal quarter ending September 30, 2017 regarding revenues, non-GAAP gross margin, and non-GAAP operating income, (ii) customer demand for Oclaro’s products, and (iii) Oclaro’s future financial performance and operating prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” “model,” "objective," and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (i) the absence of long-term purchase commitments from many of our long-term customers, (ii) our dependence on a limited number of customers for a significant percentage of our revenues, (iii) competition and pricing pressure, (iv) our ability to timely develop, commercialize and ramp the production of new products to customer required volumes, (v) our ability to meet or exceed our gross margin expectations, (vi) the effects of fluctuations in foreign currency exchange rates, (vii) our ability to respond to evolving technologies, customer requirements and demands, and product design challenges, (viii) our manufacturing yields, (ix) the risks associated with delays, disruptions or quality control problems in manufacturing, (x) our ability to conclude agreements with our customers on favorable terms, (xi) our ability to obtain governmental licenses and approvals for international trading activities or technology transfers, including export licenses, (xii) our ability to properly execute, or realize anticipated cost savings or benefits from, our ongoing information technology initiatives, (xiii) our ability to effectively manage our inventory, (xiv) our dependence on a limited number of suppliers and key contract manufacturers, (xv) our ability to have our manufacturing lines qualified by our customers, (xvi) the impact of financial market and general economic conditions in the industries in which we operate and any resulting reduction in demand for our products, (xvii) assessments we may make that impact our deferred tax asset valuation allowances, (xviii) our ability to protect our intellectual property rights, (xix) the outcome of pending litigation against us, and (xx) other factors described in our most recent annual report on Form 10-K and other documents we periodically file with the SEC.

Non-GAAP Financial Measures
Oclaro provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP gross margin rate is gross margin rate. The GAAP measure most directly comparable to non-GAAP operating income/loss is operating income/loss. The GAAP measure most directly comparable to Adjusted EBITDA is net income/loss. The GAAP measure most directly comparable to non-GAAP net income/loss is net income/loss. An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

Oclaro believes that providing these non-GAAP measures to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing Oclaro’s performance using the same financial metrics that the management team uses in making many key decisions and evaluating how Oclaro’s “core operating performance” and its results of operations may look in the future. Oclaro defines “core operating performance” as its ongoing performance in the ordinary course of its operations. Items that are non-recurring or do not involve cash expenditures, such as impairment charges, income taxes, restructuring and severance programs, costs relating to specific major projects (such as acquisitions), non-cash compensation related to stock and options and certain income, and impairment of fixed assets and inventory and related expenses, are not included in Oclaro’s view of “core operating performance.” Management does not believe these items are reflective of Oclaro’s ongoing core operations and accordingly excludes those items from non-GAAP gross margin rate, non-GAAP operating income/loss, non-GAAP net income/loss and Adjusted EBITDA. Additionally, each non-GAAP measure has historically been presented by Oclaro as a complement to its most comparable GAAP measure, and Oclaro believes that the continuation of this practice increases the consistency and comparability of Oclaro’s earnings releases.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Adjusted EBITDA
Adjusted EBITDA is calculated as net income/loss excluding the impact of income taxes, net interest income/expense, depreciation and amortization, net gains/losses on foreign currency transactions, as well as restructuring, acquisition and related costs, non-cash compensation related to stock and options, and other unusual one-time charges, specifically identified in the non-GAAP reconciliation schedules set forth below. Oclaro uses Adjusted EBITDA in evaluating Oclaro’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from Oclaro’s core operations. Oclaro believes that by excluding these non-cash and non-recurring charges, more accurate expectations of its future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Oclaro further believes that providing this information allows Oclaro’s investors greater transparency and a better understanding of Oclaro’s core cash position.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com

OCLARO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 1, 2017	July 2, 2016
	(Thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$219,270	$95,929
Restricted cash	716	715
Short-term investments	37,559	—
Accounts receivable, net	122,287	93,571
Inventories	101,068	76,369
Prepaid expenses and other current assets	40,870	23,591
Total current assets	521,770	290,175
Property and equipment, net	114,333	65,045
Other intangible assets, net	699	1,498
Other non-current assets	28,347	2,331
Total assets	$665,149	$359,049
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,316	$71,201
Accrued expenses and other liabilities	42,499	34,818
Capital lease obligations, current	2,368	3,753
Total current liabilities	133,183	109,772
Deferred gain on sale-leasebacks	5,895	6,809
Convertible notes payable	—	62,058
Capital lease obligations, non-current	1,379	2,105
Other non-current liabilities	11,019	11,694
Total liabilities	151,476	192,438
Stockholders’ equity:
Preferred stock	—	—
Common stock	1,676	1,122
Additional paid-in capital	1,688,777	1,471,280
Accumulated other comprehensive income	40,973	39,821
Accumulated deficit	(1,217,753)	(1,345,612)
Total stockholders’ equity	513,673	166,611
Total liabilities and stockholders’ equity	$665,149	$359,049

OCLARO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 1, 2017	April 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(Thousands, except per share amounts)
Revenues	$149,380	$162,182	$125,185	$600,968	$407,914
Cost of revenues	88,049	95,394	85,008	365,729	291,496
Gross profit	61,331	66,788	40,177	235,239	116,418
Operating expenses:
Research and development	15,750	14,479	12,668	57,094	46,067
Selling, general and administrative	15,578	14,736	14,403	58,461	53,457
Amortization of other intangible assets	151	150	247	786	995
Restructuring, acquisition and related (income) expense, net	(32)	(301)	46	60	25
(Gain) loss on sale of property and equipment	(3)	(16)	10	(130)	32
Total operating expenses	31,444	29,048	27,374	116,271	100,576
Operating income	29,887	37,740	12,803	118,968	15,842
Other income (expense):
Interest income (expense), net (1)	300	175	(1,260)	(13,313)	(4,986)
Gain (loss) on foreign currency transactions, net	(497)	687	(1,501)	(3,652)	(2,362)
Other income (expense), net	227	233	291	810	935
Total other income (expense)	30	1,095	(2,470)	(16,155)	(6,413)
Income before income taxes	29,917	38,835	10,333	102,813	9,429
Income tax provision (benefit) (2)	(26,110)	621	(1,511)	(25,046)	849
Net income	$56,027	$38,214	$11,844	$127,859	$8,580
Net income per share:
Basic	$0.33	$0.23	$0.11	$0.81	$0.08
Diluted	$0.33	$0.22	$0.09	$0.77	$0.08
Shares used in computing net income per share:
Basic	167,349	166,808	111,678	158,115	110,599
Diluted	170,204	169,841	147,649	165,031	113,228

(1) Interest income (expense), net for the fiscal year 2017 includes $13.3 million in make whole and inducement expenses related to the exchanges for all the Company's outstanding 6.00% Convertible Senior Notes.

(2) Income tax provision (benefit) includes a $25.7 million benefit relating to the release of a valuation reserve on NOL's and other net deferred tax assets in our Japan subsidiary in the fourth quarter and fiscal year 2017.

OCLARO, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended			Twelve Month Ended
	July 1, 2017	April 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(Thousands, except per share amounts)
Reconciliation of GAAP gross margin rate to non-GAAP gross margin rate:
GAAP gross profit	$61,331	$66,788	$40,177	$235,239	$116,418
Stock-based compensation in cost of revenues	504	630	433	1,885	1,884
Non-GAAP gross profit	$61,835	$67,418	$40,610	$237,124	$118,302
GAAP gross margin rate	41.1%	41.2%	32.1%	39.1%	28.5%
Non-GAAP gross margin rate	41.4%	41.6%	32.4%	39.5%	29.0%
Reconciliation of GAAP operating income to non-GAAP operating income:
GAAP operating income	$29,887	$37,740	$12,803	$118,968	$15,842
Stock-based compensation	3,273	2,890	1,761	11,195	8,201
Amortization of other intangible assets	151	150	247	786	995
Restructuring, acquisition and related (income) expense, net	(32)	(301)	46	60	25
(Gain) loss on sales of property and equipment	(3)	(16)	10	(130)	32
Non-GAAP operating income	$33,276	$40,463	$14,867	$130,879	$25,095
Reconciliation of GAAP net income to non-GAAP net income and adjusted EBITDA:
GAAP net income	$56,027	$38,214	$11,844	$127,859	$8,580
Stock-based compensation	3,273	2,890	1,761	11,195	8,201
Amortization of other intangible assets	151	150	247	786	995
Restructuring, acquisition and related (income) expense, net	(32)	(301)	46	60	25
Payments related to the interest make-whole charge and induced conversion expense on the convertible notes (1)	—	—	—	13,250	—
Other (income) expense items, net	(227)	(233)	(291)	(810)	(935)
(Gain) loss on sales of property and equipment	(3)	(16)	10	(130)	32
(Gain) loss on foreign currency translation	497	(687)	1,501	3,652	2,362
Income tax effect (2)	(25,756)	(125)	(709)	(25,754)	(30)
Non-GAAP net income	$33,930	$39,892	$14,409	$130,108	$19,230
Income tax provision (benefit)	(354)	746	(802)	708	879
Interest (income) expense, net	(300)	(175)	1,260	63	4,986
Depreciation expense	6,032	5,042	4,309	20,757	15,758
Adjusted EBITDA	$39,308	$45,505	$19,176	$151,636	$40,853

Non-GAAP net income per share:
Basic	$0.20	$0.24	$0.13	$0.82	$0.17
Diluted	$0.20	$0.23	$0.11	$0.79	$0.17
Shares used in computing Non-GAAP net income per share:
Basic	167,349	166,808	111,678	158,115	110,599
Diluted	170,204	169,841	147,649	165,031	113,228

	Three Months Ended			Twelve Months Ended
	July 1, 2017	April 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(Thousands, except per share amounts)
Stock-based compensation for the above included the following:
Cost of revenues	$504	$630	$433	$1,885	$1,884
Research and development	717	590	318	2,290	1,688
Selling, general and administrative	2,052	1,670	1,010	7,020	4,629
Total	$3,273	$2,890	$1,761	$11,195	$8,201

(1) Interest income (expense), net for the fiscal year 2017 includes $13.3 million in make whole and inducement expenses related to the exchanges for all the Company's outstanding 6.00% Convertible Senior Notes.

(2) Income tax provision (benefit) includes a $25.7 million benefit relating to the release of a valuation reserve on NOL's and other net deferred tax assets in our Japan subsidiary in the fourth quarter and fiscal year 2017.